Exhibit 99.1

For Immediate Release                       Media Contact:    Tony Zehnder
                                                              212-526-5134
                                            Investor Contact: Shaun Butler
                                                              212-526-8381

           Lehman Brothers Records Recently Announced Research Analyst
                        Settlement In Fourth Quarter 2002

NEW YORK, January 9, 2003 - Lehman Brothers Holdings Inc. today announced that it will record in its 2002 fourth quarter the recently announced settlement regarding allegations of research analyst conflicts of interest. As such, a pre-tax charge of $80 million ($56 million after-tax, and $0.21 per common share) will now be included in the Firm's 2002 full year results. This amends the previous earnings announcement on December 19, 2002.

For the full year of fiscal 2002, the Firm will report net income of $975 million, or $3.47 per common share (diluted) compared to $1.26 billion, or $4.38 per common share (diluted) in fiscal 2001. Fourth quarter 2002 net income will be $187 million, or $0.69 per common share (diluted) compared to $130 million, or $0.46 per common share (diluted) in the fourth quarter of 2001.

Although this settlement was agreed to subsequent to the Firm's fiscal year end and subsequent to the Firm's fourth quarter 2002 earnings release, it is appropriate and conservative to account for it in fourth quarter 2002, based on accounting rules governing this type of subsequent event.

Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

Amended financial information and other data follows.